Exhibit 23.1

KPMG LLP
Suite 600 350 N. 5th Street
Minneapolis, MN 55401

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2025, with respect to the consolidated financial statements of SPS Commerce, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
February 27, 2025